Exhibit 99.1

Press Release

GSI Commerce to Sell Assets of Ashford.com to Diamond.com
Friday December 6, 12:57 pm ET

KING OF PRUSSIA, Pa. & FT. LAUDERDALE, Fla.—(BUSINESS WIRE)— Dec. 6, 2002—GSI COMMERCE, INC. (NASDAQ:GSIC—News), a leading outsource solution provider for e-commerce, and DIAMOND.COM (www.diamond.com), the preeminent source for certified diamonds, fine jewelry and brand-name watches on the Internet, announced today that Diamond.com has entered into a definitive agreement to acquire certain assets of Ashford.com, including Ashford.com’s trademark, URL, other intangible assets and selected inventory.

Under the terms of the asset purchase agreement, GSI Commerce received (i) a non refundable $500,000 deposit that will be credited toward a final inventory purchase to occur on December 27, 2002, (ii) a $4.5 million, five year subordinated secured promissory note, (iii) shares of, and warrants to purchase, Diamond.com’s Series D preferred stock convertible into 19.9% of the fully diluted common shares of Diamond.com, and (iv) a right to receive 10% of Diamond.com’s consolidated EBITDA from 2003-2007 up to a maximum aggregate payment of $2.0 million. On December 27, 2002, Diamond.com will acquire selected inventory of Ashford.com and GSI Commerce will receive cash for such inventory at agreed upon values.

In addition to the Ashford.com assets purchased by Diamond.com, over the next several months, GSI Commerce intends to sell Ashford.com’s remaining inventory, to close Ashford.com’s Houston, Texas facility and to phase out Ashford.com’s corporate gifts business. GSI Commerce anticipates recording a charge in the fourth quarter of 2002 to reflect the write down of the value of the remaining Ashford.com inventory, expenses associated with the Houston and corporate gift actions and the write off of additional goodwill which arose from the Ashford.com acquisition.

GSI Commerce currently estimates that it will incur an aggregate net loss of $7-$10 million in the fourth quarter of 2002 in connection with both the Ashford.com asset sale to Diamond.com and the corresponding charges associated with Ashford.com. As of September 28, 2002 GSI Commerce had goodwill and other intangible assets attributable to Ashford.com of approximately $9.5 million.

Michael G. Rubin, Chairman and Chief Executive Officer of GSI Commerce, Inc., commented, “Ashford.com has performed below our expectations and has caused incremental losses for GSI in 2002. Based on the cost of maintaining a separate jewelry-specific infrastructure in Houston, we reached the conclusion that the business would likely continue to be unprofitable for GSI for the foreseeable future. We believe this transaction, which will result in increased cash for GSI and will eliminate losses associated with Ashford.com beginning in 2003, is in the best interest of GSI and its stockholders.”

Alan Lipton, President and Chief Executive Officer of Diamond.com, commented, “We are excited to add Ashford.com to our group of leading jewelry and watch online properties. The strong brand heritage and loyal customers of Ashford are an excellent match with our luxury goods infrastructure and overall category expertise. I am pleased that as part of this transaction we will gain GSI as a value added strategic shareholder.”

About GSI Commerce

GSI Commerce is a leading outsource solution provider for e-commerce. The company develops and operates e-commerce businesses for retailers, branded manufacturers, media companies, television networks and professional sports organizations. The GSI Commerce platform includes Web site design and development, e-commerce technology, customer service, fulfillment, merchandising, content development and management, and online and database marketing. GSI Commerce, Inc. was formerly known as Global Sports, Inc.

About Diamond.com

Diamond.com, an Odimo company, is based in Fort Lauderdale, FL and is majority owned by The Steinmetz Group and SOFTBANK Capital Partners L.P. The site is dedicated primarily to bringing the widest selection of the highest quality diamonds direct from the source to the consumer at competitive prices. To find out more, please visit www.diamond.com or call 1-888-DIAMOND.

SOFTBANK Capital Partners, L.P. is a significant shareholder of both GSI Commerce, Inc. and Diamond.com, Inc. Managing Partners of SOFTBANK Capital Partners, L.P. are members of the boards of directors of GSI Commerce, Inc. and Diamond.com, Inc.

Forward-Looking Statements

All statements made in this release, including statements of historical fact, are forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “plan”, “will”, “would”, “should”, “guidance”, “potential”, “continue”, “confident”, “prospects”, and similar expressions typically are used to identify forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the business of GSI Commerce and the industry and markets in which the company operates. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by those forward-looking statements. Factors which may affect GSI Commerce’s business, financial condition and operating results include the effects of changes in the economy, consumer spending, the stock market and the industries in which GSI Commerce operates, changes affecting the Internet and e-commerce, the ability of the company to maintain relationships with strategic partners and suppliers, the ability of the company to timely and successfully develop, maintain and protect its technology and product and service offerings and execute operationally, the ability of the company to attract and retain qualified personnel and the ability of the company to successfully integrate its acquisitions of other businesses. More information about potential factors that could affect GSI Commerce can be found in its most recent Form 10-K, Form 10-Q and other reports and statements filed by GSI Commerce with the Securities and Exchange Commission. GSI Commerce expressly disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated by GSI Commerce.

Contact:
GSI Commerce, Inc.
Jordan M. Copland
Executive Vice President and Chief Financial Officer
(610) 491-7000
coplandj@gsicommerce.com
or
Diamond.com Contact:
Amerisa Kornblum
Chief Financial Officer
(954) 835-2233
amerisa@diamond.com